UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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abrdn Global Infrastructure Income Fund

(Name of Registrant as Specified In Its Charter)

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Script for ASGI/AGD UBS Call

Good afternoon, and welcome to the investor update call regarding abrdn Global Infrastructure Income Fund (ASGI) and abrdn Global Dynamic Dividend Fund (AGD).

My name is Alan Goodson, Head of Product for abrdn in the Americas. Joining me today is Josh Duitz, Deputy Head of Global Equities for abrdn and the lead portfolio manager for the two funds under review today.

The purpose of this call is to provide a market update on the underlying asset classes represented by the strategies of these two funds, namely global infrastructure and global equity income.

In addition, before I turn over to Josh, we also wanted to highlight that the two funds under review today are part of a proposed acquisition by abrdn of several closed-end funds from the Delaware Funds, by Macquarie. The proposed Reorganizations are subject to the receipt of necessary shareholder approvals by each Fund and if approved will result in the merger of assets as follows:

Acquired Fund	Acquiring Fund
Delaware Ivy High Income Opportunities Fund (“IVH”)	abrdn Income Credit Strategies Fund (“ACP”)
Delaware Enhanced Global Dividend and Income Fund (“DEX”)	abrdn Global Dynamic Dividend Fund (“AGD”)
Delaware Investments Dividend and Income Fund, Inc. (“DDF”)
Macquarie Global Infrastructure Total Return Fund Inc. (“MGU”)	abrdn Global Infrastructure Income Fund (“ASGI”)

Following the Reorganizations, shareholders of each abrdn Acquiring Fund will experience an increase in the assets under management and a reduction in their Fund’s total expense ratios.

We believe the combination of the merging funds will help ensure the viability of the Funds, increasing scale, liquidity and marketability that may lead to a tighter discount or a premium to NAV over time.

There are no proposed changes to the current objectives or policies of the abrdn Acquiring Funds as a result of these Reorganizations, including the Funds’ monthly distribution policies and current approach with respect to use of leverage.

Specific details and benefits of the proposed merger reorganizations are laid out in the proxy statements which you or your clients will have received. To facilitate the mergers, Shareholders of the abrdn Acquiring Funds will be asked to approve the issuance of shares at a special virtual shareholder meeting scheduled for November 9, 2022. We respectfully ask that you or your clients vote on the proposals as soon as possible.

If approved by shareholders, we anticipate these mergers will be completed in the first quarter of 2023.

I’ll now hand over to Josh for the investment update. Josh.